AMENDMENT
                                     TO
                              EMPLOYMENT AGREEMENT


     WHEREAS, the undersigned CENIT Bancorp, Inc. ("Bancorp"), CENIT Bank, FSB ("Bank") and Michael S. Ives ("Executive") entered into an Employment Agreement as of July 1, 1995 ("Agreement"); and

     WHEREAS, the undersigned desire to amend the Agreement in certain respects.

     NOW, THEREFORE, the parties agree to amend the Agreement as follows, effective November 26, 1996.

     1. In Section 6 of the Agreement, the first sentence of subsection (e)(1) shall be amended to read as follows:

     (1) Notwithstanding the foregoing provisions of this Section, neither Bancorp nor the Bank shall terminate Executive's employment without cause (nor shall any decision previously made to terminate Executive's employment without cause be effective) nor shall Bancorp or the Bank, without cause, fail to renew this Agreement pursuant to Section 3 during any period of time when Bancorp or the Bank has knowledge that any person(s), entity or concern has taken steps reasonably calculated to effect a change of control of Bancorp or the Bank as defined in Section 7 of this Agreement until, in the opinion of the Boards of Directors of Bancorp and the Bank, the person(s), concern or entity has abandoned or terminated its efforts to effect a change of control.

     2. Section 7 of the Agreement shall be deleted and replaced with the following:

     7. CHANGE OF CONTROL: Notwithstanding the provisions of Section 6 of this Agreement, if during the Term of this Agreement Executive's employment is terminated without cause or Executive resigns for good reason within 12 months after a change of control of Bancorp or the Bank, Bancorp and the Bank shall pay to Executive, in lieu of the compensation specified in subsections 6(e) and (f), severance pay (subject to any applicable payroll or other taxes required to be withheld) equal to 2.99 times Executive's average annual compensation includable in Executive's gross income for federal income tax purposes for Executive's most recent five taxable years ending before the date on which the change in control occurs. Notwithstanding the preceding sentence, however, if a change in control for purposes of this Agreement occurs in a taxable year of the

Executive but does not constitute and is followed by a change in control for purposes of Section 280G of the Internal Revenue Code that occurs in a subsequent taxable year of the Executive, severance pay shall be based upon Executive's most recent five taxable years ending before the date on which the change of control occurs for purposes of Section 280G of the Internal Revenue Code. Severance pay shall be paid in cash (except to the extent that Executive and the Bank and Bancorp agree that it shall be paid in other property) and shall be paid in one lump sum on or before Executive's last day of employment; except that, at the option of Executive, any cash amount required to be paid hereby shall be paid by Bancorp and the Bank in consecutive equal monthly installments over the six (6) months following the month in which termination occurs, payable on the first day of each such month. As provided in Section 9 of this Agreement, the severance pay described in this Section is subject to the limitations set forth in Section 280G of the Internal Revenue Code and the regulations thereunder, and such severance pay is intended to be the maximum amount payable that will not give rise to an "excess parachute payment" under that statute. Accordingly, the provisions of this Section are to be interpreted in the broadest possible way in order to pay to Executive the maximum amount that, at the time concerned, will not constitute an excess parachute payment under Section 280G.

     (a) For purposes of this Agreement, a change of control shall be deemed to have occurred upon the occurrence of any of the following:

     (i) The acquisition by any "person" or "group" (as defined in Sections 13(d) and 14(d) of the Exchange Act), (other than Bancorp, any subsidiary of Bancorp or any Bancorp or subsidiarys employee benefit plan) directly or indirectly, as "beneficial owner" (as defined in Rule 13d-3 under the Exchange
Act) of securities of Bancorp representing twenty percent (20%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of Bancorp;

     (ii) Either a majority of the directors of Bancorp elected at Bancorp's annual stockholders meeting shall have been nominated for election other than by or at the direction of the "incumbent directors" of Bancorp, or the "incumbent directors" shall cease to constitute a majority of the directors of Bancorp. The term "incumbent director" shall mean any director who was a director of Bancorp on November 1, 1996 and any individual who becomes a director of Bancorp subsequent to November 1, 1996 and who is elected or nominated by or at the direction of at least two-thirds of the then incumbent directors;

     (iii) The shareholders of Bancorp approve (x) a merger, consolidation or other business combination of Bancorp with any other "person" or "group" (as defined in Sections 13(d) and 14(d) of the 1934 Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of Bancorp immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of Bancorp or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of Bancorp or an agreement for the sale or disposition by Bancorp of all or substantially all of Bancorp's assets; or

     (iv) Any other event or circumstance which is not covered by the foregoing subsections but which the Board of Directors of Bancorp determines to affect control of Bancorp and with respect to which the Board of Directors adopts a resolution that the event or circumstance constitutes a Change in Control for purposes of the Agreement.

     (b) The control change date is the date on which an event described in (i),
(ii), (iii) or (iv) occurs.

     (c) If Executive collects any part or all of the severance pay provided under this Section by or through a lawyer or lawyers, following a change of control and a dispute with Bancorp or the Bank regarding the terms of this Section and any related provision of the Agreement, Bancorp and Bank will pay all costs of any such collection or enforcement, including reasonable legal fees and other out of pocket expenses incurred by the Executive, up to that point when Bancorp and Bank offer to settle the dispute for an amount equal to the amount that Executive is entitled to recover.

     (d) The payments described in this Section 7 will be due Executive regardless of any subsequent employment obtained by Executive.

     3. In Section 8 of the Agreement, the first sentence of subsection (c) shall be amended to read as follows:

     (c) The provisions contained in subsections (a) and (b) above shall not apply and shall have no force and effect at any time following a change of control.

     4. Section 9 of the Agreement shall be deleted and replaced with the following:

     9. LIMITATION OF BENEFITS: It is the intention of the parties that no payment be made or benefit provided to Executive that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by Bancorp or the Bank or the imposition of an excise tax on Executive under Section 4999 of the Code. If the independent accountants serving as auditors for Bancorp or the Bank immediately prior to the date of a change of control determine that some or all of the payments or benefits scheduled under this Agreement, when combined with any other payments or benefits provided to Executive by Bancorp or the Bank on a change of control, would constitute nondeductible excess parachute payments by Bancorp or the Bank under Section 280G of the Code, then the payments or benefits scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid or provided without causing any such payments or benefits scheduled under this Agreement or otherwise provided on a change of control to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the parties. Executive shall have the right to designate within a reasonable period which payments or benefits scheduled under this Agreement will be reduced; except that if no direction is received from Executive, Bancorp or the Bank shall implement the reductions under this Agreement in its discretion.

     IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement effective November 26, 1996.

                                            Executive:



                                            Michael S. Ives


                                            CENIT Bancorp, Inc.


                                            By:

                                            Its:


                                            CENIT Bank, FSB


                                            By:

                                            Its: